Exhibit 99-B.8.79 Shareholder Information Agreement

     This Shareholder Information Agreement (“Agreement”) is entered into as of April 16, 2007, and is among Franklin/Templeton Distributors, Inc. (“Distributors”) on behalf of each Fund, as defined below, and the Intermediary, as defined below. Unless otherwise specified, capitalized terms have the meaning set out under “Definitions,” below.

     WHEREAS, Intermediary is a “financial intermediary” as that term is defined in Rule 22c-2 under the Investment Company Act of 1940, as amended (the “1940 Act”); and

     WHEREAS, Distributors serves as the principal underwriter to the Funds; and

     WHEREAS, Distributors and Intermediary wish to enter into this Agreement in accordance with Rule 22c-2 under the 1940 Act.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Distributors and Intermediary hereby agree as follows:

1.	Shareholder Information

1.1 Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) and any account number or contract owner number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund or its designee, Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

     1.1.1 Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(a)

Timing of Requests. Written requests from the Fund or its designee for Shareholder information shall be made no more frequently than quarterly except as the Fund or its designee deems necessary to investigate compliance with policies established by

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the Fund or its designee for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

1.1.2	Form and Timing of Response.

(a)

Intermediary agrees to provide, promptly upon request of the Fund or its designee, but in any event not later than ten (10) business days after receipt of such request, unless otherwise agreed to by both parties the requested information specified in Section 1.1, above. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom Intermediary has received the identification and transaction information specified in Section 1.1 above is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either: (i) provide (or arrange to have provided) the information set forth in Section 1.1 for those shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund or its designee, restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund.

(b) Responses required by this Section 1.1 must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and Intermediary; and

(c)

To the extent practicable and agreed by the parties, the format for any transaction information provided to the Fund or its designee should be consistent with the NSCC Standardized Data Reporting Format.

1.1.3	Limitations on Use of Information. Unless the Intermediary provides prior written consent, Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

2.	Restriction of Trading

2.1 Agreement to Restrict Trading. Intermediary agrees to execute or have executed written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund or its designee as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund or its designee for the

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purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund or its designee, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary.

     2.1.1 Form of Instructions Written. Instructions must include the TIN, ITIN, or GII and the specific account number or contract owner number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific account number or contract owner number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.1.2 Timing of Response.

(a) For those Shareholders whose information is on the Intermediaries' books and records, the Intermediary agrees to execute or have executed the written instructions from the Fund or its designee to restrict or prohibit trading as soon as reasonably practicable, but no later than 5 Business Days after receipt of the instructions by the Intermediary or another time period agreed upon by both parties.

(b) For those Shareholders whose information is not on the Intermediaries' books and records the Intermediary agrees to execute or have executed the written instructions from the Fund or its designee to restrict or prohibit trading as soon as reasonably practicable, but no later than 5 Business Days after receipt of the instructions by the Intermediary or another time period agreed upon by both parties.

     2.1.3 Confirmation by Intermediary. In accordance with Section 2.12. a, Intermediary will provide written confirmation to the Fund or its designee that such instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed. In accordance with Section 2.1.2. b, the Intermediary will provide written confirmation to the Fund or its designee that such instructions have or have not been executed. If an indirect intermediary is unable or unwilling to restrict or prohibit trading by a Shareholder, upon the Funds' written request, the Intermediary will restrict or prohibit transactions in Fund Shares by the Indirect Intermediary.

     2.2 Construction of the Agreement; Selling and Service Agreements. The parties may have entered into one or more agreements between or among them governing the purchase and redemption of shares of the Funds (collectively, “Selling and Service Agreements”). This Agreement supplements those Selling and Service Agreements. To the extent the terms of this

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Agreement conflict with the terms of a Selling and Service Agreements with regard to the requirements of Rule 22c-2, the terms of this Agreement shall control.

    3.    Miscellaneous Provisions

     3.1 Requests prior to October 16, 2007. Intermediary shall be able to promptly respond to requests for Shareholder information by no later than October 16, 2007. Information requests prior to October 16, 2007, shall be governed by whatever practices, if any, that Fund and Intermediary have previously utilized to govern such requests.

     3.2 Termination. This Agreement will terminate upon the termination of the Selling and Service Agreements and redemption of all shares in the Fund held by the Intermediary.

     3.3 Indemnification. Distributors agrees to indemnify and hold Intermediary harmless from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorneys' fees) arising in connection with a third party claim or action brought against Intermediary as a result of any unauthorized disclosure by Distributors of a shareholder's taxpayer identification number provided to the Fund or its designee in response to a request for information pursuant to the terms of this Agreement (“Losses”). Distributors shall not be liable for Losses unless the Intermediary has provided adequate written notice to Distributors promptly after the summons or other first legal process. In addition, Distributors will be entitled to participate in, at its own expense, or shall be entitled to assume the defense thereof, consistent with the terms of the Participation Agreement.

     3.4 Force Majeure. The parties to this Agreement are excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, and acts of war or terrorism. Each party so affected shall promptly give written notice to the other parties and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such force majeure event.

4. Definitions

     As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

The term “Intermediary” shall have the meaning set forth under Rule 22c-2 under the 1940 Act and for purposes of this Agreement means ING Life Insurance and Annuity Company (which includes the business of ING Life Insurance Company of America), ING National Trust and ReliaStar Life Insurance Company.

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The term “Fund” shall mean certain open-end management investment companies, and separate series of such companies which are registered under the Investment Company Act of 1940 and for which Distributors serves as principal underwriter, except the Franklin Templeton Variable Insurance Products Trust, and includes: (i) an administrator for the Fund; (ii) the principal underwriter or distributor for the Fund; and (iii) the transfer agent for the Fund. The term does not include any “excepted funds” as defined in Rule 22c-2(b) under the 1940 Act.

The terra. “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by Intermediary.

The term “Shareholder” shall have the meaning set forth under Rule 22c-2 under the 1940 Act.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) as part of a one-time step-up in Contract value pursuant to a Contract death benefit; (iv) as part of an allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) as pre-arranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The term “written” includes electronic writings.

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     IN WITNESS WHEREOF, each party has caused a duly authorized officer or representative to execute this Agreement.

FRANKLIN/TEMPLETON DISTRIBUTORS, INC.
		By:	/s/ Peter D. Jones	4-13-2007

Name: Peter Jones
		Title:	President
ING LIFE INSURANCE AND ANNUITY		ING NATIONAL TRUST
COMPANY
By:	/s/ Jacqueline Salamon	By:	/s/ Jacqueline Salamon

Name:	Jacqueline Salamon	Name:	Jacqueline Salamon

Title:	Authorized Representative	Title:	Authorized Representative

RELIASTAR LIFE INSURANCE
COMPANY
By:	/s/ Jacqueline Salamon

Name:	Jacqueline Salamon

Title:	Authorized Representative

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